Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-205958, 333-202402, 333-163367, 333-172459, 333-175985, 333-179751, 333-186921, and 333-194281 on Form S-8 of our reports dated February 26, 2016, relating to the consolidated financial statements and financial statement schedule of Fortinet, Inc., and the effectiveness of Fortinet, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Fortinet, Inc. for the year ended December 31, 2015.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
February 26, 2016